PRIVILEGED AND CONFIDENTIAL
---------------------------
WLR&K DRAFT: 2/09/03





                  The undersigned __________________ (the "Shareholder"), the owner of certain shares (the "Owned Shares") of Taubman Centers, Inc., a Michigan corporation ("Taubman Centers" or the "Company") with the voting power set forth below (together with any voting power received in respect of such shares pursuant to any stock split, stock dividend or distribution, the "Current Voting Power"), in connection with the authorization by the Board of Directors of Taubman Centers of a $100 million increase to Taubman Centers' existing share repurchase program (the "Share Buyback"), does hereby, for good and valuable consideration, intending to be legally bound, confirm, covenant and agree, and that at each annual or special meeting of shareholders of the Company, or the taking of action by written consent of shareholders of the Company, with respect to any matter the result of a vote or consent as to which would satisfy or frustrate any of the conditions contained on the date hereof to the January 15, 2003 tender offer made by Simon Property Acquisitions, Inc., a wholly owned subsidiary of Simon Property Group, Inc. and Westfield America, Inc. (the "Tender Offer"), will take such action with respect to the Owned Shares as may be required so that the Shareholder's Increased Voting Power is exercised in proportion to all votes cast at such annual or special meeting or consents solicited. For purposes of this agreement "Increased Voting Power" shall mean the excess of (a) the Current Voting Power (expressed as a number of shares entitled to vote) over (b) the product of (i) the quotient of (x) the Current Voting Power divided by (y) the total voting power of the shares outstanding as of the date hereof and (ii) the total voting power of the shares outstanding as of the date hereof less the total voting power of the shares actually purchased by the Company in the Share Buyback.

                                       ___________________


                                      By
                                        ________________________________________
                                        Name:
                                        Title:
                                        Voting Power:


Accepted and Agreed:

Taubman Centers, Inc.


By:___________________
     Name:
     Title: